EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2019 FIRST QUARTER DIVIDEND AND

FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Senior Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 17, 2019) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported increased quarterly earnings and continued strong performance for the first quarter of 2019. On April 17, 2019, the Board of Directors announced a quarterly common stock cash dividend of $0.25 per common share, payable on May 14, 2019, to shareholders of record on April 30, 2019. Select highlights for the first quarter include:

•	Net income of $2.6 million

•	Loan growth of $12.4 million

•	Basic and diluted earnings per share of $0.74

•	Net interest margin of 4.14%

John R. Milleson, President and CEO, stated, “I am proud to announce that the Company produced very strong results for the first quarter of 2019 and increased its dividend to shareholder for the thirty-third consecutive year. As President and CEO, this has been a very rewarding trend with which to be associated. Additionally, I am extremely pleased with the balance sheet growth experienced during the first quarter of 2019 and to have total consolidated assets exceeding $800.0 million for the first time in Company history.”

Income Statement Review

Net income for the quarter ended March 31, 2019 was $2.6 million reflecting an increase of 23.6% from the quarter ended December 31, 2018 and an increase of 1.3% from the quarter ended March 31, 2018. These increases are attributed to higher levels of net interest income and $120,000 gain recognized on the sale of bank premises during the first quarter. The gain resulted from proceeds received from the Virginia Department of Transportation (VDOT) for purchase of a portion of the Bank’s Stephens City, Virginia retail branch property to expand the intersection at which the branch is located. The intersection expansion also required the Bank to remodel its Stephens City retail branch and move the branch’s drive through lanes to the opposite side of the building. In addition to purchasing a portion of the Bank’s property, VDOT also offered the Bank remediation towards the inconvenience of the building renovation. Net income was $2.1 million for the three-month period ended December 31, 2018 and $2.5 million for the quarter ended March 31, 2018.

Net interest income was $7.6 million for the quarter ended March 31, 2019 and $7.5 million for the quarter ended December 31, 2018. Net interest income was $7.0 million for the quarter ended March 31, 2018. The increase in interest income from loans was the biggest contributor to the increase in net interest income when comparing the quarter ended March 31, 2019 to the same period in 2018.

Total loan interest income was $7.5 million for the quarter ended March 31, 2019, reflecting an increase of $261,000 from the quarter ended December 31, 2018. Total loan interest income was $6.5 million for the quarter ended March 31, 2018. Average loans for the quarter ended March 31, 2019 were $608.3 million compared to $600.1 million at December 31, 2018. Total average accruing loans were $606.0 million for the quarter ended March 31, 2019 and $598.6 million at December 31, 2018. For the quarter ended March 31, 2018, total average loans were $575.4 million and average accruing loans were $571.8 million. The tax equivalent yield on average loans for the quarter ended March 31, 2019 was 5.03%, an increase of 21 basis points from 4.82% for the quarter ended December 31, 2018 and an increase of 41 basis points from the 4.62% average yield at March 31, 2018. Interest and dividend income from the investment portfolio was $1.0 million for the quarters ended March 31, 2019 and December 31, 2018. Average investments were $144.1 million for the quarter ended March 31, 2019 and $142.8 million for the quarter ended December 31, 2018. Average investments were $130.1 million for the quarter ended March 31, 2018 and interest and dividend income was $881,000 for that same period.

Total interest expense for the three months ended March 31, 2019 was $967,000, an increase of $156,000 from the quarter ended December 31, 2018. Total interest expense increased $541,000 when comparing the quarter ended March 31, 2019 to the same period in 2018. Much of that increase resulted from increased deposit rates on several bank deposit products. The average cost of interest-

bearing liabilities increased 14 basis points when comparing the quarter ended March 31, 2019 to the quarter ended December 31, 2018. The average balance of interest-bearing liabilities increased $8.0 million from the quarter ended December 31, 2018. The average cost of interest-bearing liabilities increased 47 basis points when comparing the quarter ended March 31, 2019 to the quarter ended March 31, 2018. The average balance of interest-bearing liabilities increased $22.1 million from the quarter ended March 31, 2018. As interest rates continue to rise, the Company will continue to determinedly manage the cost of its interest-bearing deposits. The net interest margin was 4.14% for the quarter ended March 31, 2019. For the quarters ended December 31, 2018 and March 31, 2018, the net interest margin was 4.05%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $1.8 million for the quarter ended March 31, 2019 and $1.6 million for the quarter ended December 31, 2018. The $235,000 increase in noninterest income from the three months ended December 31, 2018 resulted primarily from the $120,000 gain realized on the sale of bank premises and the increase of $81,000 made to the Bank’s interest in Bankers Insurance, LLC. Noninterest income for the quarter ended March 31, 2018 was $1.8 million.

Noninterest expense was $6.2 million for the quarter ended March 31, 2019. This represents an increase of $142,000 or 2.3% from $6.1 million for the quarter ended December 31, 2018. Noninterest expense was $5.6 million for the quarter ended March 31, 2018. The $601,000 increase in noninterest expense from the three months ended March 31, 2018 to the same period in 2019 resulted mostly from the $397,000 gain on the sale of other real estate owned that was realized and included in noninterest expenses during the quarter ended March 31, 2018. Other contributors to the $601,000 increase in noninterest expense include the increase in data processing fees as well as increased professional fees. Data processing fees increased when the Company moved its in-house core banking software to a service bureau environment. The Company migrated to a service bureau environment in late June 2018. The increase in professional fees results mostly from the Company’s use of an outside firm to assist with the search for a new President and CEO given the forthcoming retirement of Mr. Milleson.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.9 million or 0.37% of total assets at December 31, 2018 to $3.4 million or 0.42% of total assets at March 31, 2019. This increase resulted mostly from increases in nonaccrual loans. Non-performing assets were $5.1 million or 0.66% of total assets at March 31, 2018. During the first quarter of 2019, six loans totaling approximately $1.5 million were placed on nonaccrual status while two nonaccrual loans totaling approximately $205,000 paid off. Other changes to non-accrual loan balances resulted from loan payments. Management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. At March 31, 2019, the Bank had no loans 90 days or more past due and still accruing. At December 31, 2018, and March 31, 2018, the Bank had $695,000 and $18,000, respectively, of loans 90 days or more past due and still accruing. Other real estate owned was $106,000 at March 31, 2019 and December 31, 2018. At March 31, 2018, other real estate owned was $3.3 million.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2019, the Company had 19 troubled debt restructurings totaling $3.8 million. Fourteen of the restructured loans are performing loans.

The Company realized $35,000 in net recoveries for the quarter ended March 31, 2019. For the three-month period ended December 31, 2018, the Company realized $214,000 in net recoveries while $86,000 in net charge offs were realized for the three months ended March 31, 2018. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The provisions for loan losses for the quarter ended March 31, 2019 and December 31, 2018, were $194,000 and $529,000, respectively. The provisions for loan losses for the three months ended March 31, 2018 were $205,000. The ratio of allowance for loan losses to total loans was 0.92% and 0.90%, respectively at March 31, 2019 and December 31, 2018. The ratio of allowance for loan losses to total loans was 0.78% at March 31, 2018. The ratio of allowance for loan losses to total nonaccrual loans was 173.9% at March 31, 2019. The ratio of allowance for loan losses to total nonaccrual loans was 257.6% and 251.7% at December 31, 2018 and March 31, 2018, respectively. At March 31, 2019, impaired loans totaled $8.5 million and had related specific allocations of $877,000. At December 31, 2018, impaired loans totaled $8.6 million and had related specific allocations of $962,000. At March 31, 2018, total impaired loans were $6.7 million and required specific allocations of $326,000.

Total Consolidated Assets

Total consolidated assets of the Company at March 31, 2019 were $808.7 million, which represented an increase of $9.1 million or 1.14% from total assets of $799.6 million at December 31, 2018. At March 31, 2018, total consolidated assets were $775.9 million. Securities available for sale were essentially unchanged from $145.5 million at December 31, 2018. Total loans increased from $606.8 million at December 31, 2018 to $619.2 million at March 31, 2019. At March 31, 2018, total investment securities were $130.0 million and total loans were $581.6 million.

Deposits and Other Borrowings

Total deposits increased $4.3 million from $703.1 million at December 31, 2018 to $707.4 million at March 31, 2019. At March 31, 2018, total deposits were $685.6 million. The Company held no brokered deposits for any of the above-mentioned periods.

The Company had no borrowings with the Federal Home Loan Bank of Atlanta at March 31, 2019, December 31, 2018 or March 31, 2018.

Equity

Shareholders’ equity at March 31, 2019 was $91.2 million and $87.6 million at December 31, 2018. Shareholder’s equity was $83.1 million at March 31, 2018. The book value of the Company at March 31, 2019 was $26.50 per common share. Total common shares outstanding were 3,459,549 at March 31, 2019. On April 17, 2019, the board of directors declared a $0.25 per common share cash dividend for shareholders of record as of April 30, 2019 and payable on May 14, 2019.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q19	4Q18	3Q18	2Q18	1Q18
Net Income (dollars in thousands)	$2,572	$2,081	$1,860	$2,521	$2,539
Earnings per share, basic	$0.74	$0.60	$0.54	$0.73	$0.73
Earnings per share, diluted	$0.74	$0.60	$0.54	$0.73	$0.73
Return on average total assets	1.31%	1.05%	0.94%	1.31%	1.36%
Return on average total equity	11.74%	9.65%	8.68%	12.12%	12.40%
Dividend payout ratio	33.78%	40.00%	44.44%	31.51%	31.51%
Fee revenue as a percent of total revenue	17.30%	17.52%	19.39%	18.15%	19.36%
Net interest margin(1)	4.14%	4.05%	4.04%	4.17%	4.05%
Yield on average earning assets	4.67%	4.48%	4.42%	4.49%	4.29%
Yield on average interest-bearing liabilities	0.87%	0.73%	0.64%	0.53%	0.40%
Net interest spread			3.78%	3.96%	3.88%
Tax equivalent adjustment to net interest income (dollars in thousands)	$93	$98	$99	$102	$89
Non-interest income to average assets	0.94%	0.81%	0.91%	0.87%	0.96%
Non-interest expense to average assets	3.17%	3.06%	3.70%	3.21%	3.01%
Efficiency ratio(2)	59.18%	66.05%	78.36%	67.11%	63.19%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q19	4Q18	3Q18	2Q18	1Q18
BALANCE SHEET RATIOS
Loans to deposits	87.53%	86.31%	86.32%	86.03%	84.83%
Average interest-earning assets to average-interest bearing liabilities	167.37%	168.35%	168.16%	166.67%	166.80%
PER SHARE DATA
Dividends	$0.25	$0.24	$0.24	$0.23	$0.23
Book value	26.50	25.58	24.58	24.57	24.12
Tangible book value	26.50	25.58	24.58	24.57	24.12
SHARE PRICE DATA
Closing price	$30.55	$30.99	$37.30	$35.99	$32.80
Diluted earnings multiple(1)	10.32	12.91	17.27	12.33	11.23
Book value multiple(2)	1.15	1.21	1.52	1.46	1.36
COMMON STOCK DATA
Outstanding shares at end of period	3,459,549	3,445,914	3,473,833	3,473,555	3,466,117
Weighted average shares outstanding	3,458,213	3,469,048	3,474,246	3,465,601	3,463,118
Weighted average shares outstanding, diluted	3,458,213	3,469,048	3,474,246	3,465,601	3,463,118
CAPITAL RATIOS
Total equity to total assets	11.28%	10.96%	10.79%	10.94%	10.71%
CREDIT QUALITY
Net charge-offs to average loans	-0.02%	-0.14%	-0.02%	-0.08%	0.06%
Total non-performing loans to total loans	0.53%	0.46%	0.19%	0.19%	0.31%
Total non-performing assets to total assets	0.42%	0.37%	0.40%	0.53%	0.66%
Non-accrual loans to:
total loans	0.53%	0.35%	0.19%	0.19%	0.31%
total assets	0.40%	0.26%	0.15%	0.14%	0.23%
Allowance for loan losses to:
total loans	0.92%	0.90%	0.79%	0.78%	0.78%
non-performing assets	168.39%	186.91%	148.30%	110.42%	88.48%
non-accrual loans	173.85%	257.60%	411.62%	413.83%	251.67%
NON-PERFORMING ASSETS: (dollars in thousands)
Loans delinquent over 90 days	$—	$695	$—	$—	$18
Non-accrual loans	3,270	2,118	1,145	1,099	1,800
Other real estate owned and repossessed assets	106	106	2,033	3,020	3,302
NET LOAN CHARGE-OFFS (RECOVERIES): (dollars in thousands)
Loans charged off	$10	$50	$18	$30	$138
(Recoveries)	(45)	(264)	(43)	(145)	(52)
Net charge-offs (recoveries)	(35)	(214)	(25)	(115)	86
PROVISION FOR LOAN LOSSES (dollars in thousands)	$194	$529	$140	$(97)	$205
ALLOWANCE FOR LOAN LOSS SUMMARY (dollars in thousands)
Balance at the beginning of period	$5,456	$4,713	$4,548	$4,530	$4,411
Provision	194	529	140	(97)	205
Net charge-offs (recoveries)	(35)	(214)	(25)	(115)	86
Balance at the end of period	$5,685	$5,456	$4,713	$4,548	$4,530

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 3/31/2019	Audited 12/31/2018	Unaudited 9/30/2018	Unaudited 6/30/2018	Unaudited 3/31/2018
Assets
Cash and due from banks	$12,214	$18,353	$13,176	$14,823	$33,032
Federal funds sold	—	—	—	88	152
Securities available for sale, at fair value	145,145	145,468	141,566	139,491	129,986
Loans, net of allowance for loan losses	613,523	601,371	593,754	582,289	577,075
Bank premises and equipment, net	19,209	19,083	19,504	19,452	19,474
Other assets	18,626	15,342	18,074	19,048	16,145

Total assets	$808,717	$766,617	$786,074	$775,191	$775,864

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$255,567	$251,184	$256,738	$246,141	$252,144
Savings and interest bearing demand deposits	336,109	336,778	327,612	328,563	328,655
Time deposits	115,763	115,142	108,987	107,403	104,847

Total deposits	$707,439	$703,104	$693,337	$682,107	$685,646
Federal funds purchased and securities sold under agreements to repurchase	355	1,871	1,158	—	—
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	9,739	7,043	6,749	8,285	7,147
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$717,533	$712,018	$701,244	$690,392	$692,793

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,603	8,573	8,629	8,628	8,611
Surplus	12,116	11,992	12,680	12,491	12,155
Retained earnings	70,328	68,587	67,340	66,313	64,588
Accumulated other comprehensive income	137	(1,553)	(3,819)	(2,633)	(2,283)

Total shareholders’ equity	$91,184	$87,599	$84,830	$84,799	$83,071

Total liabilities and shareholders’ equity	$808,717	$799,617	$786,074	$775,191	$775,864

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Interest and Dividend Income
Interest and fees on loans	$7,518	$7,257	$7,092	$7,000	$6,541
Interest on federal funds sold	—	—	1	—	1
Interest and dividends on securities available for sale:
Taxable interest income	785	767	701	670	606
Interest income exempt from federal income taxes	242	259	263	268	262
Dividends	16	16	16	15	13
Interest on deposits in banks	31	24	58	41	52

Total interest and dividend income	$8,592	$8,323	$8,131	$7,994	$7,475

Interest Expense
Interest on deposits	$944	$796	$704	$563	$426
Interest on federal funds purchased and securities sold under agreements to repurchase	23	15	1	10	—
Interest on Federal Home Loan Bank advances	—	—	—	—	—

Total interest expense	$967	$811	$705	$573	$426

Net interest income	$7,625	$7,512	$7,426	$7,421	$7,049
Provision For Loan Losses	194	529	140	(97)	205

Net interest income after provision for loan losses	$7,431	$6,983	$7,286	$7,518	$6,844

Noninterest Income
Income from fiduciary activities	$282	$301	$316	$299	$444
Service charges on deposit accounts	285	305	302	302	308
Other service charges and fees	1,071	992	1,172	1,048	961
Gain on the sale of bank premises and equipment	120	—	—	—	—
Gain (Loss) on sales of AFS securities	(3)	—	6	—	11
Officer insurance income	—	(19)	(20)	—	—
Other operating income	89	30	28	16	77

Total noninterest income	$1,844	$1,609	$1,804	$1,665	$1,801

Noninterest Expenses
Salaries and employee benefits	$3,542	$3,486	$3,666	$3,406	$3,526
Occupancy expenses	428	368	374	363	371
Equipment expenses	202	229	233	234	219
Advertising and marketing expenses	218	166	209	201	185
Stationery and supplies	29	49	42	47	56
ATM network fees	230	268	192	246	206
Other real estate owned expenses	—	15	24	7	130
(Gain) loss on foreclosure and sale of other real estate	—	—	987	282	(397)
FDIC assessment	53	56	56	55	58
Computer software expense	110	110	114	112	139
Bank franchise tax	146	152	152	145	134
Professional fees	385	218	260	283	275
Data processing fees	240	281	270	118	125
Other operating expenses	648	691	731	667	603

Total noninterest expenses	$6,231	$6,089	$7,310	$6,166	$5,630

Income before income taxes	3,044	$2,503	1,780	3,017	3,015
Income Tax Expense	472	422	(80)	496	476

Net income	$2,572	$2,081	$1,860	$2,521	$2,539

Earnings Per Share
Net income per common share, basic	$0.74	$0.60	$0.54	$0.73	$0.73

Net income per common share, diluted	$0.74	$0.60	$0.54	$0.73	$0.73

EAGLE FINANCIAL SERVICES, INC .

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Average	Expense Yield
Assets:
Securities:
Taxable	$108,519	$3,249	2.99%	$105,081	$3,108	2.96%	$90,769	$2,508	2.76%
Tax-Exempt (1)	35,554	1,243	3.50%	37,719	1,299	3.44%	39,307	1,347	3.43%

Total Securities	$144,073	$4,492	3.12%	$142,800	$4,407	3.09%	$130,076	$3,855	2.96%
Loans:
Taxable	$593,870	$30,056	5.06%	$586,317	$28,361	4.84%	$563,372	$26,231	4.66%
Nonaccrual	2,322	—	0.00%	1,496	—	0.00%	3,624	—	0.00%
Tax-Exempt (1)	12,141	548	4.51%	12,304	546	4.44%	8,378	375	4.47%

Total Loans	$608,333	$30,604	5.03%	$600,117	$28,907	4.82%	$575,374	$26,606	4.62%
Federal funds sold	84	2	2.41%	61	1	0.00%	218	5	2.19%
Interest -bearing deposits in other banks	4,849	126	2.59%	4,539	94	2.07%	13,514	211	1.56%

Total earning assets	$755,017	$35,223	4.67%	$746,021	$33,409	4.48%	$715,558	$30,677	4.29%
Allowance for loan losses	(5,545)			(4,911)			(4,450)
Total non-earning assets	46,534			47,333			46,554

Total assets	$796,006			$788,443			$757,662

Liabilities and Shareholders’ Equity:
Interest -bearing deposits:
NOW accounts	$87,579	$452	0.52%	$91,391	$413	0.45%	$88,188	$235	0.27%
Money market accounts	140,737	1,308	0.93%	133,367	995	0.75%	131,959	552	0.42%
Savings accounts	103,806	209	0.20%	105,120	187	0.18%	103,605	102	0.10%
Time deposits:
$100,000 and more	51,768	1,048	2.02%	74,460	881	1.18%	68,238	499	0.73%
Less than $100,000	63,727	810	1.27%	36,763	687	1.87%	36,963	341	0.92%

Total interest-bearing deposits	$447,617	$3,827	0.85%	$441,101	$3,162	0.72%	$428,953	$1,728	0.40%
Federal funds purchased and securities sold under agreements to repurchase	3,486	103	2.97%	2,044	56	2.72%	33	1	1.89%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	—	—	0.00%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	$451,103	$3,930	0.87%	$443,145	$3,218	0.73%	$428,986	$1,729	0.40%

Noninterest-bearing liabilities:
Demand deposits	248,699			252,489			237,343
Other Liabilities	7,384			7,213			8,258

Total liabilities	$707,186			$702,847			$674,587
Shareholders’ equity	88,820			85,597			83,075

Total liabilities and shareholders’ equity	$796,006			$788,444			$757,662

Net interest income		$31,293			$30,191			$28,948

Net interest spread			3.79%			3.75%			3.88%
Interest expense as a percent of average earning assets			0.52%			0.43%			0.24%
Net interest margin			4.14%			4.05%			4.05%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
GAAP Financial Measurements:
Interest Income - Loans	$7,518	$7,257	$7,092	$7,000	$6,541
Interest Income - Securities and Other Interest-Earnings Assets	1,075	1066	1,039	994	934
Interest Expense - Deposits	944	797	704	563	426
Interest Expense - Other Borrowings	25	14	1	10	—

Total Net Interest Income	$7,624	$7,512	$7,426	$7,421	$7,049
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$29	$29	$31	$19
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	64	69	70	71	70

Total Tax Benefit on Tax-Exempt Interest Income	92	98	$99	$102	$89

Tax-Equivalent Net Interest Income	$7,716	$7,610	$7,525	$7,523	$7,138